EXHIBIT 10.2

UR NR. 1059/2015 Anteilskaufvertrag verhandelt zu Dortmund, am 15. September.2015	DEED NO. 1059/2015 Interest and Share Purchase Agreement recorded in Dortmund, on 15/September/2015
Vor mir, dem unterzeichnenden Notar Dr. Detlef Götz mit dem Amtssitz in Dortmund erschienen:	Before me, the undersigned Notary Dr. Detlef Götz with office in Dortmund appeared:
1. Frau Adriane Sturm, geboren am 15. August 1967, geschäftsansässig in Prinzregentenstraße 11, 80538 München, hier nicht handelnd im eigenen Namen, sondern sowohl	1. Mrs. Adriane Sturm, born on 15 August 1967, with business address at Prinzregentenstraße 11, 80538 Munich, not acting on her own behalf but
(i) aufgrund der im Original vorgelegten Vollmacht vom 08.09.2015, die dieser Urkunde als beglaubigte Kopie beigefügt ist, als Vertreterin der im Handelsregister des Amtsgerichts Mönchengladbach unter HRB 10524 eingetragenen USG Ventures-Europe GmbH mit Sitz in Viersen (nachfolgend „Verkäuferin“), als auch

(i) by virtue of the power of attorney 08.09.2015 presented as an original, a certified copy of which is attached to this deed as attorney-in-fact of USG Ventures-Europe GmbH, this entity being registered in the commercial register (Handelsregister) held at the local court (Amtsgericht) of Mönchengladbach under reg. no. HRB 10524 and having its registered seat in Viersen (hereinafter the “Seller”), and

(ii) aufgrund der im Original vorgelegten Vollmacht vom 08.09.2015, die dieser Urkunde als beglaubigte Kopie beigefügt ist, als Vertreterin der nach dem Recht des Staates Delaware, Vereinigte Staaten von Amerika, gegründeten USG Corporation mit Sitz in Chicago, Illinois, Vereinigte Staaten von Amerika (nachfolgend „USG Corporation“);

(ii) by virtue of the power of attorney 08.09.2015 presented as an original, a certified copy of which is attached to this deed as attorney-in-fact of USG Corporation, this entity being incorporated under the laws of the state of Delaware, United States of America, and having its registered seat in Chicago, Illinois, United States of America (hereinafter the “USG Corporation”);

2. Herr Dr. Thomas Koslowski, geboren am 24. Oktober 1952, geschäftsansässig in Kipperstraße 19, 44147 Dortmund, hier nicht handelnd in eigenem Namen,	2. Dr Thomas Koslowski, born on 24 October 1952, with business address at Kipperstraße 19, 44147 Dortmund, not acting on his own behalf,
3. Herr Holger Hoffmann, geboren am 1. Oktober 1972, geschäftsansässig in Kipperstraße 19, 44147 Dortmund, hier nicht handelnd in eigenem Namen, sondern	3. Herr Holger Hoffmann, born on 1 October 1972, with business address at Kipperstraße 19, 44147 Dortmund, not acting on his own behalf, but

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(i) die Erschienen zu 2 und 3 handelnd gemeinsam

als zur Vertretung berechtigte Vertreter der im Handelsregister des Amtsgerichts Dortmund unter HRB 2156 eingetragenen Knauf Aquapanel GmbH (vormals als Knauf Perlite GmbH und davor als Deutsche Perlite GmbH firmierend) mit Sitz in Dortmund (nachfolgend „Käuferin“) als auch

(i) the individuals appearing under 2 and 3 acting together

as attorneys-in-fact of Knauf Aquapanel GmbH, with power to represent this entity this entity being registered in the commercial register (Handelsregister) held at the local court (Amtsgericht) of Dortmund under reg. no. HRB 2156 (having previously traded under the name Knauf Perlite GmbH and prior to that, the name Deutsche Perlite GmbH) and having its registered seat in Dortmund (hereinafter the “Buyer”) and

(ii) der Erschienene zu 2 handelnd

   als zur alleinigen Vertretung berechtigter und von den Beschränkungen des § 181 BGB befreiter Geschäftsführer der im Handelsregister des Amtsgerichts Iserlohn unter HRB 2548 eingetragenen Knauf/USG Verwaltungs GmbH mit Sitz in Iserlohn (nachfolgend „Komplementär GmbH“), handelnd (A) für die Komplementär GmbH sowie (B) für die von dieser vertretenen Knauf/USG Systems GmbH & Co. KG.

(ii) the individual appearing under 2 acting

in his capacity as managing director of Knauf/USG Verwaltungs GmbH with power to represent this entity alone and being exempted from the restrictions set forth in § 181 BGB; this entity being registered in the commercial register (Handelsregister) held at the local court (Amtsgericht) of Iserlohn under reg. no. HRB 2548 and with registered seat in Iserlohn (hereinafter “General Partner”), acting (A) on behalf of the General Partner, and (B) on behalf of the General Partner as the representative of Knauf/USG Systems GmbH & Co. KG.

Verkäuferin und Käuferin werden im Folgenden auch als „Partei“ oder als „Parteien“ bezeichnet.	The Seller and Buyer are also referred to below as a “Party” or the „Parties”.
Die Erschienenen wiesen sich aus durch Vorlage ihrer amtlichen Ausweise mit Lichtbild.	The individuals appearing identified themselves through the presentation of official photographic identification.

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Die Erschienenen vereinbarten und erklärten sodann zur Beurkundung folgendenVertrag über den Verkauf und die Abtretung eines Kommandit- und eines Geschäftsanteils
The individuals appearing then entered into the following

Agreement on the Sale and Assignment of a Limited Partner’s Interest and of a Share in a Limited Liability Company

which they requested be notarised

1. Vorbemerkung	1. Recitals
1.1. Die Kommanditgesellschaft Knauf/USG Systems GmbH & Co. KG ist im Handelsregister des Amtsgerichts Iserlohn unter HRA 2165 eingetragen und hat ihren Sitz in Iserlohn (nachfolgend „Gesellschaft“).
1.1. The limited partnership (Kommanditgesellschaft) trading as Knauf/USG Systems GmbH & Co. KG is registered in the Commercial Register of the local court (Amtsgericht) of Iserlohn under reg. no. HRA 2165, with its registered seat in Iserlohn (hereinafter the “Limited Partnership”).

1.2. Das Kommanditkapital (Haftkapital) der Gesellschaft in Höhe von 4.400.000 EUR ist voll eingezahlt. Es ist weder durch Verluste noch durch Entnahmen gemindert.	1.2. The Limited Partnership’s limited partnership capital (liable capital) of EUR 4,400,000 has been fully paid in. It is not reduced by losses or withdrawals.
1.3. Verkäuferin und Käuferin sind jeweils mit einem Kommanditanteil (Hafteinlage) in Höhe von 2.200.000 EUR (= 50%) an dem Kommanditkapital (Haftkapital) der Gesellschaft beteiligt.
1.3. Each of the Seller and the Buyer hold a limited partner’s interest (capital contribution) in the Limited Partnership’s limited partnership capital (liable capital) in the amount of EUR 2,200,000 (= 50%).

1.4. Alleinige persönlich haftende Gesellschafterin der Gesellschaft ohne Kapitaleinlage ist die Komplementär GmbH.	1.4. The Limited Partnership’s sole personally liable (general) partner without capital contribution is the General Partner.
Das Stammkapital der Komplementär GmbH beträgt 25.000 EUR.	The registered share capital of the General Partner is EUR 25,000.

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1.5. An dem Stammkapital der Komplementär GmbH sind die Verkäuferin und die Käuferin jeweils mit einem Geschäftsanteil in Höhe von 12.500 EUR (= 50%) beteiligt.	1.5. Each of the Seller and the Buyer each hold a share in the registered share capital of the General Partner in the amount of EUR 12,500 (= 50%).
1.6. Die Gesellschaft ist jeweils zu 100% beteiligt an der Knauf USG Building Systems A.B.E.E. (Griechenland) und der OOO Knauf USG Systems (Russland).	1.6. The Limited Partnership holds a 100% interest in Knauf USG Building Systems A.B.E.E. (Greece) and in OOO Knauf USG Systems (Russia).
1.7. Die Gesellschaft hat Grundbesitz.	1.7. The Limited Partnership’s assets include land.
2. Kauf	2. Purchase
2.1. Die Verkäuferin verkauft hiermit der Käuferin	2.1. The Seller hereby sells to the Buyer
-ihren Kommanditanteil an der Gesellschaft im Nennbetrag von 2.200.000 EUR (nachfolgend der „verkaufte Kommanditanteil") und	-its limited partner’s interest in the Limited Partnership with a nominal value (Nennbetrag) of EUR 2,200,000 (hereinafter the "Limited Partner’s Interest"), and
-ihren Geschäftsanteil an der Komplementär GmbH im Nennbetrag von 12.500 EUR (nachfolgend der „verkaufte Geschäftsanteil").	-its share in the General Partner and with a nominal value (Nennbetrag) of EUR 12,500 (hereinafter the "Company Share").
2.2. Mit verkauft sind sämtliche mit dem verkauften Kommanditanteil und dem verkauften Geschäftsanteil verbundene Nebenrechte, Gewinnbezugsrechte und Guthaben auf den gem. Art. 4 des Gesellschaftsvertrags der Gesellschaft eingerichteten Gesellschafterkonten einschließlich der in der Bilanz als Verbindlichkeit gegenüber der Verkäuferin ausgewiesenen Beträge, auch soweit diese sich auf frühere Geschäftsjahre beziehen.

2.2. The sale of the above also includes the sale of any and all ancillary rights, rights to (a share of) profits and the credit balances on the partner’s accounts opened pursuant to Art. 4 of the Limited Partnership’s partnership agreement, in connection with the Limited Partner’s Interest and the Company Share being sold, including the amount of liabilities towards the Seller as indicated on the balance sheet, even if the foregoing relates to previous financial years of the relevant entities.

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2.3. Die Käuferin nimmt diesen Verkauf an.	2.3. The Buyer hereby accepts this sale.
3. Abtretung	3. Assignment
3.1. Die Verkäuferin tritt hiermit den verkauften Kommanditanteil und den verkauften Geschäftsanteil an die Käuferin mit Wirkung zum Tag der Eintragung der Käuferin als Kommanditistin mit der von der Verkäuferin übernommenen weiteren Hafteinlage von 2.200.000 EUR kraft Sonderrechtsnachfolge im Handelsregister der Gesellschaft ab. Der Tag, an dem die Änderung gem. Satz 1 in das Handelsregister eingetragen wird, wird als „Vollzugstag“ bezeichnet. Die Käuferin nimmt diese Abtretung an.

3.1. The Seller hereby assigns its Limited Partner’s Interest and the Company Share to the Buyer effective as of the date the Buyer is registered as the limited partner of the Limited Partnership with the additional capital contribution of EUR 2,200,000 acquired from the Seller by way of succession to specific rights and obligations (Sonderrechtsnachfolge) in the Commercial Register applicable to the Limited Partnership. The day on which the amendment pursuant to sentence 1 above is registered in the Commercial Register is referred to as “Closing Date”. The Buyer hereby accepts such assignment.

3.2. Die nicht ausgeschütteten Ergebnisse der Gesellschaft und der Komplementär GmbH im Geschäftsjahr 2015 stehen in voller Höhe der Käuferin zu. Die Verkäuferin wird keine Ansprüche auf bis zum Vollzugstag nicht ausgeschüttete Ergebnisse der Gesellschaft und der Komplementär GmbH geltend machen.

3.2. The entire amount of the undistributed earnings of the Limited Partnership and of the General Partner of the year 2015 shall accrue to the Buyer. The Seller will make no claim to the amounts of the undistributed earnings of the Limited Partnership or of the General Partner accrued through the Closing Date.

3.3. Ist die Eintragung im Handelsregister gem. Ziffer 3.1. nicht bis zum 31. März 2016 erfolgt, kann jede Partei durch schriftliche Erklärung gegenüber der anderen Partei von diesem Anteilskaufvertrag zurücktreten. In diesem Fall erlöschen sämtliche Rechte und Pflichten aus diesem Vertrag mit Ausnahme der Verpflichtungen aus Ziffer 9 (Geheimhaltung), Ziffer 14 (Kosten) sowie Ziffer 15.2. (Presseerklärung) und keine Partei kann wegen des Rücktritts irgendwelche Ansprüche – gleich aus welchem Rechtsgrund – gegen die andere Partei geltend machen.

3.3. If the registration of the Buyer with the commercial register as set forth under clause 3.1. has not occurred by 31 March 2016, then either of the Parties can revoke this Agreement by notifying the other Party of the revocation in writing. In such a case, all rights and duties arising under this Agreement, except for the obligations under clause 9 (Confidentiality), clause 14 (Costs) and clause 15.2. (Press Statement) shall expire and neither Party can assert any claims against the other Party –regardless of their legal basis – as a result of the revocation.

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Ein Recht zum Rücktritt besteht nicht, wenn die Partei, die den Rücktritt erklärt, die Erfüllung einer oder mehrerer Fälligkeitsbedingungen gem. Ziffern 4.4.1. – 4.4.5. wider Treu und Glauben verhindert hat.

   Neither Party shall have the right to rescind this Agreement if it prevented the fulfilment of one or more Conditions Precedent under clauses 4.4.1. – 4.4.5. invoked as reason for the rescission acting without good faith.

4. Kaufpreis	4. Purchase Price
4.1. Der Kaufpreis für den verkauften Kommanditanteil beträgt 47.987.500 EUR (in Worten: siebenundvierzig Millionen neunhundert siebenundachtzigtausend fünf hundert Euro).	4.1. The purchase price for the Limited Partner’s Interest is EUR 47,987,500 (in words: forty-seven million, nine hundred and eighty-seven thousand, five hundred euros).
4.2. Der Kaufpreis für den verkauften Geschäftsanteil beträgt 12.500 EUR (in Worten: zwölftausend fünf hundert Euro).	4.2. The purchase price for the Company Share is EUR 12,500 (in words: twelve thousand, five hundred euros).
4.3. Die Parteien gehen gemeinsam davon aus, dass die von diesem Vertrag erfassten Transaktionen entweder nicht umsatzsteuerbar oder von der Umsatzsteuer befreit sind. Die Verkäuferin wird ein eventuell bestehendes Optionsrecht zur Umsatzsteuerpflicht nicht ausüben. Soweit die Finanzbehörden von einer Umsatzsteuerpflicht einer der von diesem Vertrag erfassten Transaktionen ausgehen sollten, verstehen sich die in den Ziffern 4.1. und 4.2. aufgeführten Kaufpreise als Nettokaufpreise ohne die gesetzlich geschuldete Umsatzsteuer. Die Verkäuferin ist in diesem Fall verpflichtet, der Käuferin eine den gesetzlichen Vorgaben entsprechende Rechnung zu erstellen, und die Käuferin wird die gesetzliche Umsatzsteuer unverzüglich bezahlen.

4.3. Both Parties expect that the transactions under this Agreement will not be subject to value added tax or exempt from value added tax. The Seller shall not opt for value added tax, if such option was available. To the extent the tax authorities consider any of the transactions under this Agreement subject to VAT, the purchase prices set out in clauses 4.1. and 4.2. are deemed net of VAT. In this case, the Seller is shall issue an invoice to the Buyer in accordance with statutory provisions, and the Buyer shall pay the applicable VAT without undue delay.

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4.4. Die Kaufpreise für den verkauften Kommanditanteil und den verkauften Geschäftsanteil gem. Ziffer 4.1. und 4.2. werden nach Erfüllung von oder Verzicht auf die folgenden aufschiebenden Bedingungen („Fälligkeitsbedingungen“) fällig:

4.4. The purchase price for the Limited Partner’s Interest and the Company Share under clause 4.1. and 4.2. are payable upon satisfaction or waiver of the following conditions precedent (“Conditions Precedent”):

4.4.1. Freigabe des in diesem Vertrag vereinbarten Anteilskaufs durch die zuständigen Kartellbehörden in Deutschland, Österreich, Russland, Ukraine und Mazedonien entweder durch Ablauf der für eine Untersagung des vereinbarten Anteilskaufs geltenden Fristen oder durch Erklärung der zuständigen Kartellbehörden, dass die Voraussetzungen für eine Untersagung des in diesem Vertrag vereinbarten Anteilskaufs nicht vorliegen;

4.4.1. Clearance by the competition authorities in Germany, Austria, Russia, Ukraine and Macedonia of the sale of the interest and share as contemplated by this Agreement either by virtue of the expiry of the relevant deadlines applicable for imposing a prohibition of the agreed sale of the interest and share or by means of a declaration by the relevant competition authorities that there are no prerequisites for imposing a prohibition of the sale of the interest and the share as contemplated by this Agreement;

4.4.2. Abschluss des in Ziffer 7.2 näher beschriebenen Trade Secret Cross License Agreement zwischen der Gesellschaft, der Käuferin und der Verkäuferin;	4.4.2. The Limited Partnership, the Buyer and the Seller entered into the Trade Secret Cross License Agreement as set out in more detail in clause 7.2;
4.4.3. Genehmigung dieses Anteilskaufvertrages durch die Gesellschafterversammlung der Verkäuferin;	4.4.3. The shareholders’ meeting of the Seller approved this Agreement;
4.4.4. Rücktritt oder Abberufung zum Vollzugstag von Jennifer Flynn Scanlon und Dominic Dannessa als Mitglieder des Beirats der Gesellschaft sowie der Tochtergesellschaften Knauf USG Systems OOO in der Russischen Förderation und Knauf USG Building Systems ABEE in Griechenland;

4.4.4. Jennifer Flynn Scanlon and Dominic Dannessa have resigned or have been removed as members of the advisory board (Beirat) of the Limited Partnership as well as its subsidiaries Knauf USG Systems OOO in Russia and Knauf USG Building Systems ABEE in Greece as of the Closing Date;

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4.4.5. Notarielle Beglaubigung der Anmeldung zur Eintragung der Käuferin als Kommanditistin der Gesellschaft mit der übernommenen weiteren Hafteinlage von 2.200.000 EUR kraft Sonderrechtsnachfolge im Handelsregister der Gesellschaft und Übergabe der beurkundeten Anmeldung an den beurkundenden Notar zur Handhabung gem. Ziffer 4.6.

4.4.5. The application for registration of the Buyer as Limited Partner with the additional capital contribution of EUR 2,200,000 acquired from the Seller by way of succession to specific rights and obligations (Sonderrechtsnachfolge) in the Commercial Register applicable to the Limited Partnership has been notarially certified and provided to the officiating Notary for further handling as provided in clause 4.6. hereof.

4.5. Die Parteien können, soweit rechtlich zulässig, auf den Eintritt einer oder mehrerer Fälligkeitsbedingungen verzichten. Der Verzicht muss von beiden Parteien erklärt werden, mit Ausnahme der Fälligkeitsbedingung gem. Ziffer 4.4.4., auf dessen Eintritt die Käuferin allein verzichten kann.

4.5. The Parties may, to the extent legally permitted, waive one or more Conditions Precedent. The waiver must be declared by both Parties, with the exception of the Condition Precedent under clause 4.4.4., which may be waived by the Buyer alone.

4.6. Der beurkundende Notar wird von den Parteien gemeinsam und unwiderruflich beauftragt, die Anmeldung zum Handelsregister gem. Ziffer 4.4.5. treuhänderisch aufzubewahren und unverzüglich, nachdem die Käuferin den Eingang des Kaufpreises schriftlich bestätigt hat, beim Handelsregister einzureichen. Die Parteien werden sich gegenseitig sowie den beurkundenden Notar unverzüglich über den Eintritt jeder einzelnen der Fälligkeitsbedingungen oder auf deren Verzicht schriftlich unterrichten. Soweit die Parteien den beurkundenden Notar schriftlich über den Eintritt aller Fälligkeitsbedingungen oder den Verzicht auf deren Eintritt gem. Ziffer 4.5. unterrichtet haben, wird der Notar den Parteien den Eintritt der bzw. den Verzicht auf die Fälligkeitsbedingungen schriftlich bestätigen (diese Mitteilung im Folgenden die „Bedingungseintrittsbestätigung“).

4.6. The officiating Notary is hereby jointly by the Parties and irrevocably instructed to hold in trust the notification to the Commercial Register contemplated by clause 4.4.5. and file such application immediately upon having received the Seller’s written confirmation that the purchase price has been paid. The Parties shall provide each other and to the officiating Notary written notification as regards the occurrence or waiver of each of the Conditions Precedent without undue delay. If and when the officiating Notary is notified in writing that all Conditions Precedent are fulfilled or, waived by both Parties in accordance with clause 4.5., the officiating Notary shall notify the Parties in writing as regards fulfilment or waiver of the Conditions Precedent (such notification, the “Conditions Confirmation”).

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4.7. Die Kaufpreise sind fünf (5) Tage nach Eingang der Bedingungseintrittsbestätigung bei der Käuferin zur Zahlung fällig. Die Zahlung der Kaufpreise erfolgt durch Überweisung auf ein von der Verkäuferin vor dem Vollzugstag zu benennendes Bankkonto. Zahlt die Käuferin bei Fälligkeit nicht, ist der geschuldete Kaufpreis ab Fälligkeit mit 5% per annum bis zur Zahlung zu verzinsen.

4.7. The purchase prices shall be due within five (5) days following receipt of the Conditions Confirmation by the Buyer. The payment of the purchase prices shall be made by bank transfer to a bank account to be named by the Seller before the Closing Date. If the Buyer does not pay the purchase prices when due, an interest of 5% per annum shall be applicable from the due date until payment.

4.8. Die Parteien bestätigen sich, dass das Joint Venture Agreement zwischen der Verkäuferin und der Käuferin bezüglich der Gesellschaft vom 12. Juli 2001 (geändert und neu gefasst am 18. Oktober 2001) (nachfolgend „Joint Venture Agreement“) im Einklang mit dessen Ziffer 8.1. am Vollzugstag erlischt. Ferner (i) sind sich die Parteien einig und bestätigen, dass (A) keine der Parteien wie auch immer geartete Ansprüche gegen die jeweils andere Partei, und (B) der Verkäuferin keinerlei Ansprüche gegen die Gesellschaft und die Komplementär GmbH aus der Veräußerung der in dieser Urkunde übertragenen Beteiligungen sowie aus oder in Verbindung mit dem Joint Venture Agreement zustehen und (ii) jede Partei hiermit ausdrücklich auf die Geltendmachung jedweder solcher Ansprüche, ob bekannt oder unbekannt, verzichtet.

4.8. The Parties confirm that the Joint Venture Agreement entered into between the Seller and the Buyer in relation to the Limited Partnership dated 12 July 2001 (as amended and restated on 18 October 2001) (hereinafter the “Joint Venture Agreement”) terminates on the Closing Date as contemplated by its Section 8.1. Further, the Parties (ii) agree and confirm that (A) neither Party has any claims whatsoever against the respective other Party, and (B) the Seller has no further claims against the Limited Partnership or the General Partner, and (ii) each Party hereby explicitly waives any claims whatsoever, known or unknown, resulting from or under the Joint Venture Agreement or the disposal of the interest and share being transferred under this deed.

5. Steuern	5. Tax
5.1. Vorbehaltlich der Regelung in § 5.2 und § 5.3 dieses Vertrages tragen die Käuferin und die Verkäuferin die auf ihren Anteil am Gesamtgewinn der Mitunternehmerschaft jeweils entfallenden Ertragsteuern selbst.

5.1. Subject to the provisions of Sec. 5.2 and Sec. 5.3 of this Agreement, Seller and Buyer shall each bear their respective income Taxes (Ertragsteuern) relating to their respective share in the overall profit for taxation purposes of the co-entrepreneurship (Anteil am Gesamtgewinn der Mitunternehmerschaft).

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5.2. Gewerbesteuer, die bei der Gesellschaft festgesetzt wird, ist der Käuferin oder, nach freier Entscheidung der Käuferin, der Gesellschaft von der Verkäuferin zu erstatten, wenn und soweit sie (i) auf den Veräußerungsgewinn der Verkäuferin aus der Veräußerung der verkauften Kommandit- und Geschäftsanteile entfällt oder (ii) den anteiligen laufenden Gewinn der Gesellschaft des Jahres 2015 bis zum Vollzugsstichtag oder (iii) den anteiligen laufenden Gewinn der Gesellschaft früherer Veranlagungszeiträume betrifft, letztere unter (iii) bezeichnete Steuern allerdings nur, soweit diese noch nicht gezahlt worden sind und nicht auf nach einer Betriebsprüfung geänderten Steuerbescheiden beruhen.

5.2. Trade Tax (Gewerbesteuer) assessed against the Limited Partnership is to be reimbursed by the Seller to the Buyer or, at the discretion of the Buyer, to the Limited Partnership, if and to the extent the Trade Tax relates to (i) the capital gain of the Seller resulting from the disposal of the Limited Partner’s Interest and the Company Share or (ii) the pro-rata profit of the company for 2015 until Closing Date or (iii) the pro-rata profit of the company for previous fiscal years, but the latter Taxes as described under (iii) only to the extent such Taxes have not yet been paid by the Company and do not result from amended Tax assessments after a Tax audit.

5.3 Die Käuferin stellt die Verkäuferin frei, und hält sie schadlos von jeder Verpflichtung zur Tragung von Ertragsteuern, soweit diese Ertragsteuern (i) nicht im Zusammenhang mit dem Veräußerungsgewinn der Verkäuferin aus der Veräußerung der verkauften Kommandit- und Geschäftsanteile stehen, (ii) von der Verkäuferin für Zeiträume geschuldet werden, die am oder vor dem Vollzugsstichtag enden und noch nicht gezahlt worden sind, (iii) auf nach einer Betriebsprüfung geänderten Steuerbescheiden beruhen und (iv) aus der Beteiligung der Verkäuferin an der Gesellschaft resultieren und auf den Anteil der Verkäuferin am Gesamtgewinn der Mitunternehmerschaft entfallen, jedoch mit Ausnahme von solchen Steuern, für die § 5.1 und § 5.2 dieses Vertrages gilt.

5.3. Buyer shall indemnify and hold harmless Seller from and against any duty to bear Taxes on income (Ertragssteuern), to the extent that such Taxes on income (i) do not relate to the the disposal of the Limited Partner’s Interest and the Company Share by Seller, (ii) are owed by Seller for any period ending on or prior to the Closing Date and have not yet been paid (iii) are based on amended tax assessments after a Tax audit, (iv) result from the interest of the Seller in the Partnership and the share of the Seller in the overall profit for taxation purposes of the co-entrepreneurship (Anteil am Gesamtgewinn der Mitunternehmerschaft), except for any Taxes covered by Section 5.1 or Section 5.2 above.

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5.4. Grunderwerbsteuer, die im Zusammenhang mit der Veräußerung oder durch die Übertragung der verkauften Kommandit- und Geschäftsanteile fällig wird, trägt die Käuferin.	5.4. Real estate transfer tax (Grunderwerbsteuer) payable as a result of the sale or the transfer of the Limited Partner’s Interest and of the Company Share shall be borne by the Buyer.
5.5 Der Begriff "Steuern" erfasst alle Steuern i.S.d. § 3 AO. Dies gilt auch, wenn der Begriff "Steuern" im Begriff Ertragsteuern aufgeht.	5.5. The term "Taxes" means any taxes within the meaning of § 3 of the German General Tax Code. This shall also apply if the term "Taxes" is specified with the term income (income Taxes).
6. Gewährleistung	6. Warranties
6.1. Die Verkäuferin erklärt gegenüber der Käuferin in Form selbständiger Garantieversprechen gem. § 311 Abs. 1 BGB, dass	6.1. The Seller warrants to the Buyer by way of independent guarantees pursuant to § 311 (1) BGB that
-sie mit einem Kommanditanteil (Hafteinlage) in Höhe von 2.200.000 EUR an dem Kommanditkapital (Haftkapital) der Gesellschaft und mit einem Geschäftsanteil in Höhe von 12.500 EUR an dem Stammkapital der Komplementär GmbH beteiligt ist; und

-it holds a limited partner’s interest (capital contribution) in the Limited Partnership’s limited partnership capital (liable capital) in the amount of EUR 2,200,000 and a share in the registered share capital of the General Partner in the amount of EUR 12,500; and

         -das auf den verkauften Kommanditanteil entfallene Kommanditkapital (Haftkapital) der Gesellschaft in Höhe von 2.200.000 EUR voll eingezahlt und weder durch Verluste noch durch Entnahmen gemindert ist; und

    -the Limited Partnership’s limited partnership capital (liable capital) corresponding to the Limited Partner’s Interest in an amount of EUR 2,200,000 has been fully paid in and is not reduced by losses or withdrawals; and

-die verkauften Kommandit- und Geschäftsanteile nicht mit Rechten Dritter belastet sind; und	-the Limited Partner’s Interest and the Company Share are not encumbered by any rights of third parties; and
-sie über die verkauften Kommandit- und Geschäftsanteile – vorbehaltlich des Zustimmungserfordernisses gem. Ziffer 4.4.3. – frei verfügen kann.	-the Seller is free to dispose of the Limited Partner’s Interest and the Company Share – subject to the approval requirement under clause 4.4.3.

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6.2. Im Übrigen wird jede Sach- oder Rechtsmängelhaftung ausgeschlossen. Die Verkäuferin haftet also insbesondere nicht für Wert oder Ertragsfähigkeit der verkauften Kommandit- und Geschäftsanteile, für Umfang und Eigenschaften der zum Vermögen der Gesellschaft oder der Komplementär GmbH gehörenden Gegenstände oder in Verbindung mit Verbindlichkeiten der Gesellschaft oder der Komplementär-GmbH, einschließlich Steuerverbindlichkeiten, sofern in diesem Vertrag nicht ausdrücklich etwas anderes geregelt ist.

6.2. In all other respects, any liability for defects in quality or title is hereby excluded. Thus, the Seller is in particular not liable for the value or earning capacity of the Limited Partner’s Interest and the Company Share, for the quantity, quality or characteristics of the Limited Partnership’s or the General Partner’s assets or in connection with any liabilities of the Company or of the General Partner, including Tax liabilities, unless otherwise provided in this Agreement.

7. Lizenzverträge	7. Licensing agreements
7.1. Die Parteien, die Gesellschaft und die Komplementär GmbH sind sich einig darüber, dass das Trademark Agreement/Sublicense „Durock“ und das Cement Board Technology Use Confidentiality and Assistance Agreement jeweils vom 18. Oktober 2001 einschließlich aller schriftlichen und mündlichen Nachträge mit Wirkung zum Vollzugstag aufgehoben werden, ohne dass den Parteien dieser beiden Lizenzverträge untereinander irgendwelche Ansprüche aus oder im Zusammenhang mit diesen beiden Lizenzverträgen und ihren Nachträgen oder seiner Aufhebung zustehen.

7.1. All of the Parties, the Limited Partnership and the General Partner agree that the Trademark Agreement/Sublicense “Durock” and the Cement Board Technology Use Confidentiality and Assistance Agreement, each dated 18 October 2001, including all written and oral amendments thereto, are terminated with effect as of the Closing Date, without any claims or rights accruing to either party thereto as a result of, or in connection with, these two agreements, as amended, or their termination.

7.2. Anstelle der in Ziffer 7.1. aufgehobenen Lizenzverträge werden die Verkäuferin, die Käuferin und die Gesellschaft mit Wirkung zum Vollzugstag einen dem als Anlage 1 beigefügten Trade Secret Cross License Agreement entsprechenden Vertrag vereinbaren.

7.2. In order to replace the licensing agreements referred to in clause 7.1. above, the Seller, the Buyer and the Limited Partnership will enter effective as of the Closing Date into a Trade Secret Cross License Agreement substantially in the form attached as an Exhibit 1 to this Agreement.

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8. Wettbewerbsverbot	8. Non-competition
8.1. Die Verkäuferin verpflichtet sich, innerhalb eines Zeitraums von drei (3) Jahren nach dem Vollzugstag weder direkt noch durch mit ihr Verbundene Unternehmen, als Inhaberin, Gesellschafterin oder unabhängiger Vertragspartnerin eine Konkurrierende Geschäftstätigkeit auszuüben. "Konkurrierende Geschäftstätigkeit" umfasst die Herstellung, den Vertrieb und den Verkauf in Europa (ausgenommen die Türkei) sowie den Ländern der ehemaligen Sowjetunion (CIS) von (i) Zementbauplatten und (ii) zugehörigen, für den Gebrauch mit Zementbauplatten vorgesehenen Produkten wie von der Gesellschaft derzeit hergestellt, verkauft und vertrieben und in Anlage 8.1 gelistet. "Verbundene Unternehmen" sind verbundene Unternehmen im Sinne von §§ 15 ff. AktG.

8.1. The Seller agrees not to engage, directly or through any of its Affiliates, as a proprietor, shareholder, or independent contractor in any Competing Business for a time period of three (3) years following the Closing Date. “Competing Business” shall be the manufacturing, supplying and selling in Europe (except Turkey) and the countries of the former Soviet Union (CIS) of (i) cement boards and (ii) related products designed to be used with cement boards, currently manufactured and sold by the Limited Partnership, a list of which is attached as Exhibit 8.1. “Affiliates” has the meaning set forth in §§ 15 et seq. of the German Stock Corporation Act (AktG).

8.1.1. Als eine Verletzung der oder ein Verzug mit den Handlungspflichten unter dieser Ziffer 8.1. durch die Verkäuferin wird es nicht angesehen, wenn die Verkäuferin eine Beteiligung von 15% oder weniger am Kapital, den Eigentums- oder den Stimmrechten an einer Person hält oder erwirbt, welche eine Konkurrierende Geschäftstätigkeit ausübt. "Person" bedeutet jegliches Individuum, jede Gesellschaft, jede Partnerschaft, jedes Joint Venture, jede Vereinigung und jede andere Organisation.

8.1.1. The Seller shall not be deemed to violate or be in default under the covenant in this Section 8.1. as a result of any holding or acquisition of an investment of fifteen percent (15%) or less of the capital, the ownership interests or the voting rights in any Person engaged in a Competing Business. “Person” shall mean any individual, corporation, partnership, joint venture, association or any other entity.

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8.1.2. Diese Ziffer 8.1. soll nicht in einer Weise ausgelegt werden, dass sie den Erwerb oder das Halten von Beteiligungen durch die Verkäuferin oder mit ihr Verbundenen Unternehmen untersagt, welche im Zusammenhang mit einem Erwerb von Beteiligungen, einer Verschmelzung, einem Joint Venture, einem Erwerb von Vermögenswerten oder einem sonstigen Unternehmenszusammenschluss an oder mit einer Person steht, welche weniger als fünfundzwanzig Prozent (25%) ihrer konsolidierten Umsätze im letzten Geschäftsjahr mit einer Konkurrierenden Geschäftstätigkeit erzielt hat.

8.1.2. This Section 8.1. shall not be construed to prohibit the acquisition or holding by the Seller or any of its Affiliates, in the context of any acquisition of shares, merger, joint venture, asset purchase, or any other business combination in or with a Person which derives less than twenty-five percent (25%) of its consolidated revenues in its most recent fiscal year from a Competing Business.

8.1.3. Diese Ziffer 8.1. soll nicht in einer Weise ausgelegt werden, dass sie einen Erwerb oder das Halten einer Beteiligung an einer Gesellschaft untersagt, welche eine Konkurrierende Geschäftstätigkeit betreibt, sofern diese Beteiligung ausschließlich aus Gründen der Kapitalanlage im Rahmen von Arbeitnehmer-Spar-, Pensions- oder ähnlichen Fonds bzw. Plänen der Verkäuferin oder mit ihr Verbundener Unternehmen erfolgt; vorausgesetzt, dass die Investitionsentscheidung eines solchen Fonds oder nach einem Plan von unabhängigen Treuhändern oder unabhängigen Managern getroffen wird.

8.1.3. This Section 8.1. shall not be construed to prohibit the acquisition or ownership, for investment purposes only, by any employee savings, retirement, or similar benefit fund or plan of any of the Seller or any if its Affiliates, of any ownership in any company engaged in a Competing Business; provided, however, that the investment decisions of such fund or plan shall be made by independent trustees or independent managers.

8.2. Die Verkäuferin wird weiterhin sicherstellen und haftet dafür, dass auch alle mit ihr Verbundenen Unternehmen dieses Verbot einhalten wie die Verkäuferin.	8.2. Furthermore, the Seller shall ensure that its Affiliates comply with this non-competition restriction in the same manner as the Seller, the Seller bearing liability for same.

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9. Geheimhaltung	9. Confidentiality
9.1. Außer soweit im Trade Secret Cross License Agreement anderes geregelt, verpflichtet sich die Verkäuferin dazu, nach dem Vollzugstag alle ihr bekannten Angelegenheiten, insbesondere Betriebs- und Geschäftsgeheimnisse der Gesellschaft, der Komplementär GmbH und der Käuferin sowie deren Verbundenen Unternehmen („Vertrauliche Informationen“) keinem Dritten zu offenbaren. Dies gilt nicht für Vertrauliche Informationen, die (i) der Verkäuferin bereits vor deren Überlassung ohne Verpflichtung zur Geheimhaltung rechtmäßig bekannt waren, (ii) öffentlich zugänglich sind oder werden, ohne dass dies die Verkäuferin zu vertreten hat, (iii) der Verkäuferin von einem Dritten rechtmäßig und ohne Geheimhaltungsverpflichtung mitgeteilt bzw. überlassen wurden, vorausgesetzt, der Dritte verletzt bei Übergabe der Vertraulichen Informationen keine eigene Geheimhaltungsverpflichtung, (iv) von der Verkäuferin unabhängig und ohne Rückgriff auf Vertrauliche Informationen entwickelt worden sind, (v) aufgrund einer bindenden behördlichen oder richterlichen Anordnung oder zwingender rechtlicher Vorschriften zu offenbaren sind, vorausgesetzt, dass die Käuferin im Voraus über die Offenbarung schriftlich informiert wurde; oder (vi) von der Käuferin schriftlich freigegeben worden sind.

9.1. Except as may be permitted under the Trade Secret Cross License Agreement, after the Closing Date, the Seller shall maintain strict confidence regarding all matters and affairs, in particular the trade and business secrets, of the Limited Partnership, the General Partner, the Buyer and its other Affiliates (“Confidential Information”, and not disclose any such Confidential Information to any third parties. This obligation shall not apply to Confidential Information that (i) became legally known to the Seller prior to the information becoming confidential, provided that the Confidential Information was obtained observing all applicable laws, (ii) is or shall become publicly accessible without the Seller being responsible for the release; provided, however, that such Confidential Information is not deemed to have become publicly accessible merely because portions of it are or will become publicly accessible, (iii) has been communicated to the Seller by a third party observing applicable laws and without being subject to a confidentiality obligation; provided, however, that the third party did not infringe any confidentiality obligation, (iv) was developed by the Seller independent of, and without recourse to, Confidential Information, (v) must be disclosed pursuant to a binding decision of a public authority, a judgment or a mandatory statutory regulation; provided, however, that the Buyer has been informed in advance in writing with respect to the disclosure; or (vi) was confirmed by the Buyer in writing as not being confidential.

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9.2. Die Verkäuferin verpflichtet sich ferner, auch mit Wirkung für ihre Verbundenen Unternehmen bis zum Ablauf von einem Jahr nach dem Vollzugstag ohne vorherige schriftliche Zustimmung der Käuferin keinen Mitarbeiter der Gesellschaft, der zum Vollzugstag bei der Gesellschaft angestellt ist, einzustellen oder abzuwerben. Das Verbot gilt nicht, wenn: (i) dieser Mitarbeiter sich aufgrund einer allgemeinen Stellenausschreibung bei der Verkäuferin oder einem mit ihr Verbundenen Unternehmen bewirbt, (ii) dieser Mitarbeiter von einem unabhängigen Personalvermittler zuvor kontaktiert wurde, vorausgesetzt, dass weder die Verkäuferin noch ein mit ihr Verbundenes Unternehmen diesen Personalvermittler explizit mit der Vermittlung dieses Mitarbeiters beauftragt hat; oder (iii) dieser Mitarbeiter sich eigeninitiativ beworben hat, ohne dass die Verkäuferin oder ein mit ihr Verbundenes Unternehmen hierzu Veranlassung gegeben hätten (außer durch eine allgemeine Stellenausschreibung).

9.2. In addition, the Seller undertakes itself and on behalf of its Affiliates for a time period of one (1) year after the Closing Date not to hire or entice away, without the Buyer’s prior written consent, any members of staff of the Limited Partnership employed by the Limited Partnership as of the Closing Date. The prohibition to employ such an employee does not apply if (i) such employee applies to the Seller or any of its Affiliates on the basis of a general job advertisement, (ii) such employee was previously contacted by an independent recruiter, provided that neither the Seller nor any of its Affiliates explicitly instructed this recruiter to contact such employee; or (iii) such employee applied on his or her own initiative, without the Seller or any of its Affiliates having caused the application (other than by a general job advertisement).

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10. Keine weiteren Rechte	10. Sole remedies
10.1. Die ausdrücklich in diesem Vertrag vorgesehenen Gewährleistungen, Garantien, Rechte und Ansprüche der Käuferin sind die einzigen und ausschließlichen Gewährleistungen, Garantien, Rechte und Ansprüche der Käuferin aufgrund dieses Vertrages. Außer im Falle von arglistiger Täuschung oder Vorsatz stehen der Käuferin darüber hinaus keinerlei weiteren Ansprüche oder Rechte zu, weder Ansprüche in Verbindung mit Verbindlichkeiten der Gesellschaft oder der Komplementär GmbH, noch ein Rücktrittsrecht, ein Recht auf Rückabwicklung oder Anpassung der Geschäftsgrundlage wegen Störung oder Wegfall der Geschäftsgrundlage, Ansprüche aus culpa in contrahendo oder positiver Forderungsverletzung oder Schadensersatzansprüche, diese sind ausdrücklich ausgeschlossen und die Käuferin verzichtet hiermit, soweit gesetzlich zulässig, auf weitere Ansprüche.

10.1. The warranties, guarantees, rights and claims of the Buyer explicitly provided in this Agreement are sole and exclusive warranties, guarantees, rights and remedies of the Buyer under this Agreement. Other than explicitly provided herein, any other claims or remedies, including claims relating to any liabilities of the Limited Partnership or the General Partner, the right to withdraw (zurücktreten) from this Agreement or to require the winding up (Rückabwicklung) or the alteration (Anpassung) of the transactions contemplated hereunder (e.g., by way of Störung oder Wegfall der Geschäftsgrundlage), any claims for breach of pre-contractual obligations (culpa in contrahendo) or ancillary obligations (positive Forderungsverletzung) or damages (Schadensersatz) other than expressly provided under this Agreement, except claims for willful deceit (arglistige Täuschung) and damages based on intent (Vorsatz), are hereby expressly excluded and waived by the Buyer to the extent legally permitted.

10.2. Zahlungen unter Freistellungen nach diesem Vertrag gelten als Kaufpreisanpassung.	10.2. Any indemnification payment under this Agreement are deemed to be an adjustment of the purchase price.
11. Namensänderung	11. Change of name
11.1. Die Käuferin wird Sorge dafür tragen, dass die Firma der Gesellschaft innerhalb von vier (4) Wochen nach dem Vollzugstag geändert und der Namenszusatz „USG“ aus der Firma gestrichen wird.	11.1. The Buyer shall ensure that the name of the Limited Partnership is changed within four (4) weeks after the Closing Date and the “USG” element is no longer part of the trade name.

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11.2. Der Gesellschaft und der Komplementär GmbH wird von der Verkäuferin darüber hinaus eine „Aufbrauchfrist“ von sechs (6) Monaten ab dem Vollzugstag eingeräumt, innerhalb derer die Gesellschaft und die Komplementär GmbH noch Produkte, Briefpapier, Prospekte, Werbematerial etc. mit der Aufschrift „USG“, welche zum Vollzugstag noch im Bestand vorhanden sind, in Umlauf bringen darf, um Restbestände aufzubrauchen. Dabei wird die Käuferin Sorge tragen, dass weder sie selbst, noch die Gesellschaft oder andere mit ihr verbundene Unternehmen Produkte, Unterlagen oder sonstige Gegenstände mit der Aufschrift „USG“ in Verbindung mit jedweden Aktivitäten mit oder in Ländern benutzen, die von den Vereinigten Staaten von Amerika mit Embargo belegt sind, oder solche Produkte, Unterlagen oder sonstige Gegenstände in solche Länder verbringen. Eine Haftung für ein entsprechendes Verhalten Dritter (d.h. von Personen, die nicht Verbundenes Unternehmen der Käuferin oder der Gesellschaft sind) ist ausgeschlossen.

11.2. In addition, the Seller grants the Limited Partnership and the General Partner a “phasing-out period” of six (6) months starting from the Closing Date, during which the Limited Partnership and the General Partner shall be permitted to circulate products, letter headed paper, brochures, marketing and advertising material etc. existing as of the Closing Date and bearing the “USG” element, in order to enable them to use up and phase out any remaining supplies; provided, however, that neither the Buyer nor the Company or any of its other Affiliates (which shall be procured by the Buyer) shall use any kind of product, paper or other asset bearing the name “USG” in connection with any business activities with countries subject to embargo by the United States of America or ship those products, paper or other assets to any of these countries. Any liability for such conduct of a third party (meaning a person that is not an Affiliate of Buyer or the Company) is excluded.

11.3. Nach Ablauf der Aufbrauchfrist wird weder die Käuferin noch die Gesellschaft oder die Komplementär GmbH den Zusatz „USG“ in ihrem jeweiligen Geschäftsbetrieb verwenden, soweit dies nicht ausdrücklich von der Verkäuferin vorher schriftlich genehmigt wird.

11.3. Upon expiry of the phasing-out period, neither the Buyer nor the Limited Partnership or the General Partner shall be permitted to use the “USG” element in the course of their business, unless the Seller has provided its prior express written consent.

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12. Zustimmung, Umfirmierung und Anmeldung bei der Gesellschaft	12. Approval, name change, and notification of the Limited Partnership
12.1. Komplementär GmbH	12.1 General Partner
Die Verkäuferin und die Käuferin treten hiermit als alleinige Gesellschafter der Komplementär GmbH unter Verzicht auf alle satzungsgemäßen und gesetzlichen Form- und Fristvorschriften zu einer außerordentlichen Gesellschafterversammlung zusammen und beschließen einstimmig:

As the sole shareholders of General Partner, the Seller and the Buyer hereby convene for an extraordinary general meeting, waiving any formal and timing requirements under the articles of association and under statute, and unanimously pass the following resolution:

12.1.1. Dem Verkauf und der Abtretung des verkauften Geschäftsanteils, wie vorstehend unter Ziffern 2 und 3 beschrieben, wird zugestimmt.	12.1.1. Approval is hereby granted to the sale and assignment of the Company Share, as set out under clauses 2 and 3 above.
12.1.2. Die Firma der Gesellschaft wird geändert von „Knauf/USG Verwaltungs GmbH“ in „Knauf Verwaltungs GmbH“ und § 1 Abs. 1 der Satzung dieser Gesellschaft wird entsprechend geändert.
12.1.2. The name of the Limited Partnership is changed from “Knauf/USG Verwaltungs GmbH” to “Knauf Verwaltungs GmbH” and § 1 para. 1 of the articles of association of this company is changed accordingly.

12.1.3. Verkauf und Abtretung des verkauften Geschäftsanteils sowie der Umfirmierung sind hiermit der Geschäftsführung angezeigt. Herr Dr. Koslowski nimmt insoweit als alleiniger Geschäftsführer der Komplementär GmbH von der Abtretung des verkauften Geschäftsanteils Kenntnis.

12.1.3. The sale and assignment of the Company Share and the change of name have thus been hereby notified to the company’s management. As sole managing director (Geschäftsführer) of the General Partner, Dr Koslowski thus takes due note of the assignment of the Company Share being sold.

12.2. Gesellschaft	12.2. Limited Partnership
Die Verkäuferin, die Käuferin und die Komplementär GmbH als alleinige Gesellschafter der Gesellschaft sind über die Veräußerung und Abtretung des verkauften Kommanditanteils an der Gesellschaft einig und stimmen der Veräußerung und Abtretung wie unter Ziffern 2 und 3 beschrieben vollinhaltlich zu.

   As the only partners of the Limited Partnership, the Seller, the Buyer and the General Partner are in agreement on the disposal and assignment of the Limited Partner’s Interest in the Limited Partnership and hereby provide their full and complete approval for the disposal and assignment, as described under clauses 2 and 3.

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12.3. Somit ist die Käuferin künftig alleinige Kommanditistin der Gesellschaft mit einer Kommanditeinlage in Höhe von 4.400.000 EUR und alleinige Gesellschafterin der Komplementär GmbH mit zwei Geschäftsanteilen in Höhe von jeweils 12.500 EUR (zusammen 25.000 EUR).

12.3. Therefore, in future, the Buyer shall be the Limited Partnership’s sole limited partner with a limited partner’s contribution amounting to EUR 4,400,000 and the sole shareholder of the General Partner with two company shares, each amounting to EUR 12,500 (EUR 25,000 in total).

13. Vollmachten	13. Powers of attorney
13.1. Die Parteien und die Komplementär GmbH beauftragen und bevollmächtigen hiermit den beurkundenden Notar und dessen amtlich bestellten Vertreter, alle zur Rechtswirksamkeit und zum Vollzug dieses Vertrages erforderlichen und zweckdienlichen Erklärungen und Genehmigungen (einschließlich der unter Ziffer 13.4. genannten) einzuholen und entgegenzunehmen.

13.1. The Parties and the General Partner hereby instruct and authorise, by the grant of power of attorney, the officiating Notary and the officially appointed representatives of the Notary to obtain and accept all statements, declarations, consent and approval (including those referred to in clause 13.4.) required and appropriate for legal validity and for execution of this Agreement.

13.2. Genehmigungen sollen mit dem Eingang in den Amtsräumen des Notars allen Parteien gegenüber als mitgeteilt gelten und rechtswirksam sein.	13.2. Any and all consent and approval shall be deemed to have been communicated to all Parties and to have legal effect upon receipt at the offices of the Notary.
13.3. Der beurkundende Notar wird zum Vollzug der einzelnen Anmeldungen ausdrücklich ermächtigt.	13.3. The officiating Notary is expressly empowered to complete all relevant registrations.

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13.4. Zum Zweck der Eintragung der Abtretung des verkauften Kommanditanteils und der Anzeige der Abtretung des verkauften Geschäftsanteils bevollmächtigt die Verkäuferin die Käuferin, insbesondere die zur Eintragung der Abtretung des verkauften Kommanditanteils in das Handelsregister etwa noch erforderlichen oder zweckdienlichen Erklärungen, Änderungen und Ergänzungen abzugeben und zu erklären und beurkunden zu lassen sowie die entsprechenden Handelsregisteranmeldungen vorzunehmen.

13.4. For the purposes of registration of the assignment of the Limited Partner’s Interest and of notification of the assignment of the Company Share, the Seller authorises the Buyer, by the grant of power of attorney, to submit and make any statements, declarations, changes and additions that remain necessary or appropriate for the registration of the assignment of the Limited Partner’s Interest in the Commercial Register and to have them notarised or certified and also to carry out the relevant registrations in the Commercial Register.

14. Kosten	14. Costs
14.1. Jede Partei trägt ihre eigenen Kosten und Auslagen im Zusammenhang mit der Vorbereitung, Verhandlung und Durchführung dieses Vertrages, einschließlich der Honorare, Kosten und Auslagen ihrer Berater.
14.1. Each Party bears its own costs and expenses in connection with the preparation, negotiation and implementation of this Agreement, including also the fees, costs and expenses of their advisors.
14.2. Die Kosten der notariellen Beurkundung dieses Vertrages und die Gebühren der zuständigen Kartellbehörden tragen die Verkäuferin und die Käuferin jeweils zur Hälfte. Die Kosten der Eintragung im Handelsregister trägt die Gesellschaft.

14.2. Each of the Seller and the Buyer shall bear half of the costs of the notarisation of this Agreement and the fees charged by the competent cartel authorities. The Limited Partnership shall bear the cost of the registration in the Commercial Register.

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15. Sonstiges	15. Miscellaneous
15.1. Sollte eine Bestimmung dieses Vertrages ganz oder teilweise nichtig, unwirksam oder undurchsetzbar sein oder werden, bleiben die übrigen Bestimmungen dieses Vertrages wirksam. Die nichtige, unwirksame oder undurchsetzbare Bestimmung ist, soweit gesetzlich zulässig, als durch diejenige wirksame und durchsetzbare Bestimmung ersetzt anzusehen, die dem mit der nichtigen, unwirksamen oder nicht durchsetzbaren Bestimmung verfolgten wirtschaftlichen Zweck nach Gegenstand, Maß, Zeit, Ort und Geltungsbereich am nächsten kommt. Entsprechendes gilt für die Füllung etwaiger Lücken in diesem Vertrag.

15.1. If any provision of this Agreement should be or become invalid, ineffective or unenforceable in whole or in part, then the remaining provisions of this Agreement shall remain valid and effective. Any such invalid, ineffective or unenforceable provision shall be deemed to be replaced, to the extent legally permitted, by such effective and enforceable provision which, by subject-matter, extent, time, place and scope of application, comes as close as possible to the economic purpose pursued with the invalid, ineffective and unenforceable provision. The same applies to any gapes in this Agreement.

15.2. Keine Partei wird eine Presseerklärung oder ähnliche Verlautbarung in Bezug auf die in diesem Vertrag vereinbarten Rechtsgeschäfte ohne ausdrückliche vorherige Genehmigung durch die jeweils andere Partei herausgeben. Als einzige Ausnahme sind Erklärungen zulässig, wenn und soweit dies gemäß anwendbarer Gesetze oder kapitalmarktbezogener Regularien vorgeschrieben oder auf deren Grundlage nach dem Ermessen der Geschäftsführung empfehlenswert ist (einschließlich gemäß anwendbarerer Regelungen der Securities and Exchange Commission oder anderer in- und ausländischen für den Wertpapierhandel zuständigen Behörden mit Zuständigkeit für die Märkte an denen Wertpapiere der Verkäuferin gehandelt werden). In diesen Fällen wird die Verkäuferin der Käuferin vor Veröffentlichung eine Kopie der Erklärung zukommen lassen.

15.2. Neither Party shall release a press statement or make a similar announcement or statement in relation to the legal transactions agreed under this Agreement without the prior express consent of the other Party. As the only exception to the foregoing, disclosure of any of the foregoing may be made as and to the extent required by, or deemed advisable by the management based on, law or capital market regulations (which shall include any applicable requirements of the Securities and Exchange Commission or any other domestic or foreign governmental agency responsible for securities law regulation and compliance or any stock market/stock exchange on which the Seller’s securities are listed). The Seller shall provide the Buyer prior to any announcement a written copy of such announcement.

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15.3. USG Corporation erklärt gegenüber der Käuferin in Form eines selbstständigen Garantieversprechens gem. § 311 Abs. 1 BGB, dass USG Corporation dafür einsteht und haftet, dass sämtliche Verpflichtungen der Verkäuferin aus diesem Vertrag (namentlich z.B. Ansprüche aus Ziffer 5 (Steuern), der Verletzung der Gewährleistungen in Ziffer 6, oder bezüglich des Wettbewerbsverbots nach Ziffer 8), erfüllt werden. USG Corporation wird sicherstellen, dass die Gesellschafterversammlung der Verkäuferin diesen Vertrag nach der Beurkundung unverzüglich genehmigt.

15.3. USG Corporation hereby warrants to the Buyer by way of an independent guarantee pursuant to § 311 (1) BGB that USG Corporation guarantees and is liable to ensure that all obligations the Seller has under this Agreement (including, in particular, any claims resulting under clause 5 (taxes), from an infringement of the guarantees under clause 6 or in relation to the non-competition provisions under clause 8) are fulfilled. USG Corporation will ensure that the shareholders’ meeting of the Seller will approve this Agreement without undue delay after notarisation of the same.

15.4. Falls es einen Unterschied zwischen der englischen und der deutschen Fassung dieses Vertrags gibt, dann geht die deutsche Fassung vor.	15.4. In case of any discrepancy between the English and the German version of this agreement, the German version shall prevail.
15.5. Alle rechtsgeschäftlichen Erklärungen und Mitteilungen im Zusammenhang mit diesem Vertrag bedürfen der Schriftform, soweit nicht notarielle Beurkundung oder eine andere Form durch zwingendes Recht vorgeschrieben ist. Der Schriftform genügt eine Übermittlung per Telefax oder ein Briefwechsel, nicht aber eine sonstige telekommunikative Übermittlung. Die elektronische Form (z. B. E-Mail) ersetzt die Schriftform nicht.

15.5. Any contractual declarations, statements or notifications made in connection with this Agreement require written form to be effective, unless their notarisation or another form is required by mandatory provisions of law. A transmission by fax or by mail is deemed to be sufficient to comply with this requirement of written form, while other forms of telecommunication are so not deemed to be sufficient. Electronic format (e.g. e-mail) is not deemed to fulfil the requirement of written form.

15.6. Dieser Vertrag und jede sich hieraus ergebenden Streitigkeiten werden ausschließlich nach dem Recht der Bundesrepublik Deutschland entschieden, unter Ausschluss der Regelungen des Internationalen Privatrechts.

15.6. This Agreement and any dispute connected herewith shall be exclusively governed and construed in accordance with the laws of the Federal Republic of Germany without giving effect to its conflict of law provisions.

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15.7. Ansprüche der Parteien aus diesem Vertrag verjähren wie folgt:	15.7. Any claims of the Parties arising out of this Agreement shall expire as follows:
- Ansprüche auf Übertragung des verkauften Geschäftsanteils und des verkauften Kommanditanteils zehn (10) Jahre nach dem Vollzugstag;	- claims regarding to the transfer of title to the Company Share and the Limited Partner’s Interest on the tenth (10) anniversary of the Closing Date;
- Ansprüche aus Ziffer 5 dieses Vertrages sechs (6) Monate nach Festsetzungsverjährung der entsprechenden Steuern;	- claims arising out of Section 5 hereof six (6) months after the applicable limitation period of the relevant Tax has elapsed (Festsetzungsverjährung);
- Ansprüche aus der Verletzung der Verpflichtungen gemäß Ziffer 8 vier (4) Jahre nach dem Vollzugstag;	- claims in connection with a breach of the obligations pursuant to Section 8 on the fourth (4) anniversary of the Closing Date; and
- alle anderen Ansprüche der Käuferin oder der Verkäuferin vierundzwanzig (24) Monate nach dem Vollzugstag.	- any other claims of the Buyer or the Seller shall expire twenty-four months after the Closing Date.
15.8. Alle Mitteilungen an die Verkäuferin im Zusammenhang mit diesem Vertrag sind zu richten an:	15.8. Any notifications to the Seller in connection with this Agreement must be addressed to:
USG Ventures-Europe GmbH c/o USG Corporation Attention: General Counsel 550 West Adams Street Chicago, IL 60661-3676 United States of America Facsimile No: + 1 312 672 7745 Email: sferguson@usg.com
sowie nachrichtlich an ihre Berater:	and, for information, to their advisors:
Jones Day Attention: Adriane U. Sturm Prinzregentenstrasse 11 80538 München Deutschland Facsimile No: +49 89 20 60 42 293 Email: austurm@jonesday.com

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15.9. Alle Mitteilungen an die Käuferin im Zusammenhang mit diesem Vertrag sind zu richten an:	15.9. Any notifications to the Buyer in connection with this Agreement must be addressed to:
Knauf Aquapanel GmbH z.H. Jörg Schanow Am Bahnhof 7, 97346 Iphofen, GERMANY Fax: +49 9323-31-470 E-Mail: schanow.joerg@knauf.de
sowie nachrichtlich an ihre Berater:	and, for information, to their advisors:
Freshfields Bruckhaus Deringer LLP z.H. Dr. Christoph Nawroth Feldmühleplatz 1 Fax: +49 211497965245 E-Mail: christoph.nawroth@freshfields.com
15.10. Von dieser Urkunde erhalten:	15.10. Of this deed, the following copies shall be sent to the persons stated thereafter:
-Ausfertigungen:
Verkäuferin und Käuferin jeweils eine
-
    Beglaubigte bzw. einfache Abschriften:
(i) die Gesellschaft, (ii) das Finanzamt – Körperschaftssteuerstelle – sowie (iii) das Registergericht

Vorstehende Niederschrift nebst Anlagen wurde von dem Notar in deutscher Sprache, die Anlagen auf Wunsch der Erschienenen in englischer Sprache vorgelesen, von den Erschienenen genehmigt und eigenhändig, wie folgt, unterschrieben:

- Authentic copies:
Seller and Buyer (one each)
- Certified and non-certified copies:
(i) the Limited Partnership, (ii) the Tax Office - Corporation Tax Department - and (iii) the Registry Court

This deed was read to the individuals by the Notary in German, the Exhibit – as requested by the individuals appearing – in English, and then approved and signed by the individuals appearing by their own hands as follows:

/s/     Adriane Sturm

/s/    Thomas Koslowski

/s/    Holger Hoffmann

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